Exhibit 99.2
Temasek Holdings — Select Investment Terms

Initial Investment Amount	$4,400,000,000
Security	Common stock
Price per Share	$48.00
Settlement Dates	December 28, 2007 (60%) and January 11, 2008 (40%)
Issuer	Merrill Lynch & Co., Inc. or the “Company”
Lock-Up	Subject to the ability to sub-sell up to 50% of its investment to purchasers that take subject to the lockup, Purchaser is not permitted to sell, transfer or hedge, directly or indirectly, its investment in the common stock at any time during the one-year period following the closing. Any purchaser acquiring more than $250,000,000 in common stock is required to be approved in advance by the Company.

Standstill	Customary standstill provisions, including a prohibition on acquisitions of additional voting securities that would cause Purchaser to own 10% or more of the Company’s common stock.
Price “Reset”	If Company sells or agrees to sell any common stock (or equity securities convertible into common stock) within one year of closing at a purchase, conversion or reference price per share less than $48, then the Company must make a payment to Purchaser to compensate Purchaser for the aggregate excess amount per share paid by Purchaser. At the Company’s option, the Company may issue additional shares of common stock in lieu of cash to Purchaser with a market value equal to such excess amount.

Purchase Option	Subject to (1) Purchaser owning less than 10.0% of the Company’s common stock, and (2) the receipt of certain regulatory approvals, Company agrees to grant Purchaser an option good through March 28, 2008 to purchase up to an aggregate of $12,500,000 of additional shares of common stock (the “Option Shares”).

The purchase price for the Option Shares shall equal $48 (if the option is exercised on or before the earlier of (x) two weeks after obtaining regulatory clearance and (y) January 31, 2008) and after such date the greater of $48 or (x) 90% of the then current market price per share of the common stock.

Registration	Customary registration rights.